EXHIBIT 10.1

ASSET PURCHASE AND SALE AGREEMENT

BETWEEN

1132559 ALBERTA LTD.

(Vendor)

AND

DEEP WELL OIL & GAS (ALBERTA) LTD.

(Purchaser)

December ●, 2012

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		1

1.1	Definitions	1
1.2	Interpretation	7
1.3	Interpretation If Closing Does Not Occur	8
1.4	Conflicts	8
1.5	Schedules	8

ARTICLE 2 PURCHASE AND SALE		8

2.1	Purchase and Sale	8
2.2	Allocation of Purchase Price	8
2.3	Payment of Purchase Price	9
2.4	GST	9

ARTICLE 3 ADJUSTMENTS		9

3.1	Costs and Revenues to be Apportioned	9

ARTICLE 4 REPRESENTATIONS AND WARRANTIES		9

4.1	Representations and Warranties of Vendor	9
4.2	Limitation of Representations and Warranties	12
4.3	Representations and Warranties of Purchaser	12
4.4	Survival of Representations and Warranties	13

ARTICLE 5 CONDITIONS OF CLOSING		13

5.1	Purchaser's Conditions	13
5.2	Vendor's Conditions	14
5.3	Failure of a Condition	14

ARTICLE 6 CLOSING		15

6.1	Place and Date of Closing	15
6.2	Effective Time	15
6.3	Vendor Deliveries at Closing	15
6.4	Purchaser Deliveries at Closing	15
6.5	Specific Conveyances	16
6.6	License Transfers	16
6.7	Title and Operating Documents	17

ARTICLE 7 LIABILITIES AND INDEMNITIES		17

7.1	Vendor's Indemnities	17
7.2	Purchaser's Indemnities	17
7.3	Environmental Liabilities	17
7.4	Future Obligations	18
7.5	Claims	17
7.6	Consequential Damages	18

ARTICLE 8 MAINTENANCE AND OPERATION OF THE ASSETS		18

8.1	Maintenance of Assets Until Closing	18

8.2	Conduct of Business	19
8.3	Interim Agency	20
8.4	Liability and Indemnity	21

ARTICLE 9 PRE CLOSING MATTERS		21

9.1	Production of Documents	21

ARTICLE 10 GENERAL		21

10.1	Dispute Resolution	21
10.2	Costs and Expenses	22
10.3	Further Assurances	22
10.4	No Merger	22
10.5	Entire Agreement	22
10.6	Governing Law	22
10.7	Assignment	22
10.8	Time of Essence	22
10.9	Notices	23
10.10	Invalidity of Provisions	23
10.11	Waiver	23
10.12	Amendment	23
10.13	Public Announcements	23
10.14	Counterpart Execution	24

SCHEDULE "A"		1

SCHEDULE "B"		1

SCHEDULE "C"		1

SCHEDULE "D"		1

SCHEDULE "E"		1

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ASSET PURCHASE AND SALE AGREEMENT

THIS AGREEMENT made as of the ● day of December, 2012

AMONG:

1132559 ALBERTA LTD., a corporation formed pursuant to the laws of the Province of Alberta (hereinafter referred to as "Vendor")

- and -

DEEP WELL OIL & GAS (ALBERTA) LTD., a corporation formed pursuant to the laws of the Province of Alberta (hereinafter referred to as "Purchaser")

WHEREAS Vendor wishes to sell the Assets to Purchaser and Purchaser wishes to purchase the Assets from Vendor, subject to and in accordance with the terms and conditions hereof.

IN CONSIDERATION of the premises and the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:

Article 1
INTERPRETATION

1.1	Definitions

In this Agreement, including the recitals and the Schedules, the following terms have the following meanings:

(a)	"Abandonment and Reclamation Obligations" means all past, present and future obligations under the Title and Operating Documents, Applicable Law, equity or common law to:

(i)	abandon the Wells;

(ii)	restore, remediate and reclaim the surface and subsurface of the lands to which the Surface Rights relate; and

(iii)	decommission and remove the Tangibles, including all associated structures, foundations, buildings, pipelines equipment and other facilities;

all in accordance with generally accepted oil and gas industry practices and in compliance with Applicable Law.

(b)	"Agreement" means this Asset Purchase and Sale Agreement including the recitals hereto, and all schedules hereto.

(c)	"Applicable Law" means all laws, statutes, rules, regulations, official directives and orders of Governmental Authorities (whether administrative, legislative, executive or otherwise) including judgments, orders and decrees of courts, commissions or bodies exercising similar functions.

(d)	"Assets" means the Oilsands Rights, the Tangibles and the Miscellaneous Interests.

(e)	"Business Day" means a day other than a Saturday, Sunday or statutory holiday in Calgary, Alberta.

(f)	"Claim" means any claim, demand, action, lawsuit, proceeding, arbitration or governmental proceeding or investigation.

(g)	"Closing" means the transfer of the Assets to Purchaser, the payment by Purchaser of the Purchase Price and the delivery of all items required to be delivered at Closing pursuant hereto.

(h)	"Closing Date" means December ●, 2012 or such other time and date as may be agreed upon in writing by Vendor and Purchaser.

(i)	"Closing Place" means the offices of Vendor's counsel in Calgary, Alberta or such other place as may be agreed upon in writing by the Parties.

(j)	"Customary Post Closing Consents" means consents and approvals from Governmental Authorities or Third Parties that are customarily obtained after closing in connection with transactions similar to the transaction contemplated by this Agreement.

(k)	"Directive 006" means Directive 006 issued by the ERCB on September 15, 2009.

(l)	"Dollar" or "$" means, unless otherwise provided herein, a dollar in the lawful money of Canada.

(m)	"Encumbrance" means a Security Interest, royalty, net profits interest, carried working interest or other adverse claim.

(n)	"Encumbrance Discharge" means, with respect to a Security Interest affecting all or any portion of the Assets, one or more registrable discharges executed by the holder of such Security Interest, or a letter of no interest executed by such holder acknowledging that it has no further interest in such Assets.

(o)	"Environment" means the atmosphere, the surface and sub-surface of the earth, groundwater and surface water and plants and animals and "Environmental" means relating to or in respect of the Environment.

(p)	"Environmental Liabilities" means all Liabilities and obligations in respect of the Environment pertaining to or caused by the Assets or which arise in connection with the ownership by Vendor thereof or operations pertaining therefrom, including, Liabilities associated with:

(i)	the manufacture, construction, processing, distribution, use, holding, collection, accumulation, generation, treatment, storage, disposal, handling or transportation of Hazardous Substances, Oilsands Substances, oilfield wastes or produced water;

(ii)	compliance with past, present and future Applicable Law relating to the Environment or the protection thereof and Applicable Law related to employee and public health and safety matters;

(iii)	Abandonment and Reclamation Obligations;

(iv)	Releases of Hazardous Substances, Oilsands Substances, oilfield wastes, produced water or other substances;

(v)	sampling, assessment and monitoring of the Environment;

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(vi)	the removal, assessment, monitoring, sampling, response, abatement, clean-up, investigation and reporting of contamination or pollution of or other adverse effects on the Environment, including compensation of Third Parties for Losses suffered by them in respect thereof; or

(vii)	the protection, reclamation, remediation or restoration of the Environment, including related human health and safety.

(q)	"ERCB" means the Energy Resources and Conservation Board.

(r)	"Facilities" means the specified interest of Vendor in the facilities described in Schedule "B".

(s)	"General Conveyance" means the form of general conveyance attached hereto as Schedule "C".

(t)	"Governmental Authority" means a federal, provincial, territorial, municipal or other government or government department, agency, board or other authority (including a court of law).

(u)	"GST" means the goods and services tax payable pursuant to the GST Legislation.

(v)	"GST Legislation" means the Excise Tax Act, 1985 R.S.C., c. E-15, as amended, and the regulations thereunder.

(w)	"Hazardous Substances" means hazardous, deleterious, or toxic substances; oilfield wastes; radioactive material; asbestos; polychlorinated biphenyls; pollutants; contaminants; dangerous goods; and unrefined and refined oilsands products; including all substances, materials and wastes regulated under Applicable Law relating to Environmental or health and safety matters.

(x)	"Income Tax Act" means the Income Tax Act (Canada).

(y)	"Lands" means the lands, formations and associated Oilsands Substances to which the Oilsands Rights as set out in Schedule "A" relate, but only to the extent that rights relating thereto are granted under the Leases, and the surface lands associated with the Wells and Facilities set out in Schedule "B".

(z)	"Leases" means, collectively, the oilsands leases, petroleum and natural gas leases, licences, permits, reservations and other agreements or certificates of title within, under or upon the lands from which the Rights are derived, as described in Schedule "A", by virtue of which Vendor is entitled to explore for, recover, remove or dispose of Oilsands Substances within, upon or under the Lands related to the Oilsands Rights.

(aa)	"Liabilities" means any and all liabilities and obligations, whether under common law, in equity, under Applicable Law or otherwise; whether tortious, contractual, vicarious, statutory or otherwise; whether absolute or contingent; and whether based on fault, strict liability or otherwise.

(bb)	"License Transfers" means transfers of the Permits related to the Assets that are in the name of Vendor.

(cc)	"Licensee Liability Rating" means, in respect of a Person, its licensee liability rating as established and determined by the ERCB under and pursuant to Directive 006 and related ERCB regulations, guidelines, interim directives, information letters and policies.

(dd)	"Losses" means, in respect of a Person and in relation to a matter, any and all losses, damages, costs, expenses, charges (including all penalties, assessments and fines) which such Person suffers, sustains, pays or incurs in connection with such matter and includes reasonable costs of legal counsel (on a solicitor and client basis) and other professional advisors and consultants and reasonable costs of investigating and defending Claims arising from the matter, regardless of whether such Claims are sustained, but does not include consequential or indirect losses or loss of profits suffered by such Person.

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(ee)	"Miscellaneous Interests" means Vendor's entire interest in all property, assets and rights (other than the Oilsands Rights and the Tangibles) to the extent they pertain directly to the Oilsands Rights or the Tangibles, including:

(i)	all contracts, agreements, books, records, and documents relating directly to the Oilsands Rights and the Tangibles, including the Title and Operating Documents;

(ii)	all Surface Rights;

(iii)	the well bores and casing for the Wells;

(iv)	Seismic Data;

(v)	copies of all non-interpretative production and engineering information prepared for the joint account of the relevant interest owners and relating directly to the Oilsands Rights; and

(vi)	all subsisting rights to carry out any operations relating to the Oilsands Rights or Tangibles and all well licences for the Wells.

Unless otherwise agreed in writing by the Parties, however, the Miscellaneous Interests shall not include agreements, documents or data to the extent that: (i)  they are documents prepared on behalf of Vendor in contemplation of litigation; or (ii) they pertain to records required to be maintained by Vendor under Applicable Law.

(ff)	"Necessary Consent" means all necessary consents which, if not obtained or waived prior to the Closing Date, would result in termination of material rights in relation to the Assets.

(gg)	"Oilsands Rights" means the entire right, title, estate and interest of Vendor in and to the Lands and any lands pooled or unitized with the Lands and to:

(i)	explore for, drill for, extract, win, produce, take, save or market Oilsands Substances from the Lands, including rights granted pursuant to the Leases;

(ii)	a share of the production of Oilsands Substances from the Lands;

(iii)	Oilsands Substances injected into but not produced from the Lands; and

(iv)	a share of the proceeds of sale of, or rights to receive payment calculated by reference to, the quantity, value or proceeds of sale of the production of Oilsands Substances produced from the Lands, other than the rights under agreements for the sale of Oilsands Substances;

including interests and rights known as working interests, royalty interests, overriding royalty interests, gross overriding royalty interests, production payments, profits interests, net profits interests, including those interests set forth in Schedule "A"and including fractional or undivided interests in any of the foregoing.

(hh)	"Oilsands Substances" means heavy oil, bitumen, petroleum, natural gas and related hydrocarbons and all other substances (whether hydrocarbon or not), including sulphur, capable of being produced in association with heavy oil, bitumen, petroleum, natural gas and related hydrocarbons the right to explore for which, or an interest in which, is granted under the Leases.

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(ii)	"Party" means Vendor or Purchaser and "Parties" means Vendor and Purchaser, collectively.

(jj)	"Permits" means permits, licenses, approvals and authorizations issued or granted by Governmental Authorities.

(kk)	"Permitted Encumbrances" means;

(i)	the royalties, Encumbrances and reductions in interest described in Schedule "A";

(ii)	liens for taxes, assessments and governmental charges which are not due or delinquent at the Effective Time, or the validity of which is being contested in good faith by Vendor;

(iii)	mechanics', builders', materialmen's or similar liens for services rendered or goods supplied for which payment is not due or delinquent at the Closing Date, or the validity of which is being contested in good faith by Vendor as identified in Schedule "A";

(iv)	easements, rights of way, servitudes and other similar rights in land, including rights of way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains and electric light, power, telephone, telegraph and cable television conduits, poles, wires and cables;

(v)	the right reserved to or vested in any Governmental Authority by the terms of any lease, license, franchise, grant or permit or by any Applicable Law, to terminate any such lease, license, franchise, grant or permit or to require payment of rent or other periodic payments as a condition of the continuance thereof;

(vi)	liens or security granted in the ordinary course of business to a public utility, municipality or Governmental Authority in connection with operations pertaining to the Assets;

(vii)	the terms of the Leases and Title and Operating Documents and the express or implied reservations or exceptions in any grants or transfers of mineral rights from the Crown, provided that the following items must be identified in a Schedule or authorized by Purchaser under Article 8 hereof to qualify as Permitted Encumbrances:

(A)	any overriding royalties, net profits interest or other Encumbrances which would not otherwise form a Permitted Encumbrance under this definition, applicable to the Oilsands Rights, for which Purchaser is to assume the obligation thereunder upon Closing; and

(B)	any potential alteration of Vendor's interest or share of the revenues therefrom in the Assets due to payout, conversion, farmin, farmout or any similar arrangement unless otherwise authorized under Article 8 hereof;

(viii)	rights of general application reserved to or vested in any Governmental Authority to levy taxes on any of the Assets or the income therefrom, or to limit, control or regulate any of the Assets, or operations pertaining thereto, in any manner;

(ix)	provisions for penalties and forfeitures under agreements as a consequence of non-participation in operations, provided that any such penalties or forfeitures which apply to the Assets shall be identified in Schedule "A";

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(x)	any Security Interest held by a Person encumbering the Assets or any part or portion thereof, in respect of which Vendor delivers an Encumbrance Discharge to Purchaser at or prior to Closing in a form satisfactory to Purchaser, acting reasonably;

(xi)	provisions for penalties and forfeitures under operating procedures or similar agreements which will arise if Vendor elects, after the relevant time, not to participate in operations on the Lands to which the penalty or forfeiture will apply, provided that no event has occurred which results in such penalty or forfeiture except as disclosed on Schedule "A"; and

(xii)	any defects or deficiencies in title to the Assets disclosed in this Agreement or any Schedule hereto.

(ll)	"Person" means any individual or entity, including any partnership, body corporate, trust, unincorporated organization, union, government or Governmental Authority and any heir, executor, administrator or other legal representative of an individual.

(mm)	"Purchase Price" means the sum of two million four hundred thousand dollars ($2,400,000).

(nn)	"Purchaser Default" means a material breach of a representation or warranty made by Purchaser in Section 4.3 or a material breach by Purchaser of an obligation, agreement or covenant in this Agreement.

(oo)	"Registered Interests" means interests in the Leases and the Permits and similar items that are registered on the records of a Governmental Authority in the name of Vendor.

(pp)	"Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of any Hazardous Substance, Oilsands Substances, oilfield wastes, produced water or other substances into or through the Environment.

(qq)	"Representatives" means, in reference to a Party, its and its affiliates' representatives, agents, legal counsel, consultants and advisors.

(rr)	"Right of First Refusal" means a right of first refusal, pre-emptive right of purchase or similar right whereby a Third Party has the right to acquire or purchase a portion of the Assets as a consequence of Vendor having agreed to sell the Assets to Purchaser in accordance with the terms of this Agreement.

(ss)	"Schedules" means the schedules attached to this Agreement as described in Section 1.5.

(tt)	"Security Interest" means any mortgage, charge, pledge, lien, hypothec, assignment by way of security, or other security interest whatsoever.

(uu)	"Seismic Data" means all records, books, documents, licences, reports and data associated with the seismic lines or programs, including:

(i)	all permanent records of basic field data including, but not limited to, any and all microfilm or paper copies of seismic driller's reports, monitor records, observer's reports and survey notes and any and all copies of magnetic field tapes or conversions thereof;

(ii)	all permanent records of the processed field data including, but not limited to, any and all microfilm or paper copies of shot point maps, pre- and post- stacked record sections including amplitude, phase and structural displays, post-stack data manipulations including filters, migrations and wavelet enhancements, and any and all copies of final stacked tapes and any manipulations and conversions thereof;

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(iii)	in the case of 3D seismic, in addition to the foregoing, all permanent records or bin locations, bin fold, static corrections, surface elevations and any other relevant information; and

(iv)	any and all interpretations of the foregoing.

(vv)	"Specific Conveyances" means all conveyances, assignments, transfers, novations and other documents or instruments, including Permits, that are reasonably required or desirable, in accordance with normal oil and gas industry practices, to convey, assign and transfer legal or registered title to the Assets to Purchaser and to novate Purchaser into the Title and Operating Documents that are contracts.

(ww)	"Surface Rights" means all rights of Vendor to enter upon, use, occupy and enjoy the surface of the Lands for purposes related to the use, ownership or operation of the Oilsands Rights, the Tangibles or the Wells, or in order to gain access thereto, whether the same are held by lease, right-of-way or otherwise.

(xx)	"Survival Period" means for all representations and warranties, a period ending twelve (12) months following the Closing Date.

(yy)	"Tangibles" means the Facilities and Vendor's entire interest in all other tangible depreciable property which is used or intended to be used solely in connection with production, gathering, treatment, storage, compression, processing, transportation, injection, removal or other operations relating to the Oilsands Rights and situated within or upon the Lands or lands with which they have been pooled or unitized, including, without limitation, the down-hole and other tangible equipment, if any, relating to the Wells.

(zz)	"Third Party" means any Person other than Vendor, Purchaser and their affiliates.

(aaa)	"Title and Operating Documents" means, in respect of the Assets:

(i)	any contract or agreement pursuant to which Vendor derives any interest in the Assets, including without limitation, the Leases, agreements of purchase and sale, farm-in agreements, pooling agreements, unit agreements and royalty agreements; and

(ii)	any contract or agreement entered into in the normal course of the oil and gas business in respect of the exploitation of Oilsands Rights or the operation of Tangibles, including without limitation, joint operating agreements, unit operating agreements, farmout agreements, pooling agreements, royalty agreements, agreements relating to Surface Rights and agreements for the construction, ownership or operation of Tangibles.

(bbb)	"Vendor Default" means a material breach of a representation or warranty made by Vendor in Section 4.1, or a material breach by Vendor of an obligation, agreement or covenant in this Agreement.

(ccc)	"Wells" means all producing, shut-in, suspended, abandoned, capped, injection, water source and disposal wells located on the Lands and those set forth in Schedule "B"in which Vendor has an interest.

1.2	Interpretation

Unless otherwise stated or the context otherwise necessarily requires, in this Agreement: (a) references herein to any agreement or instrument, including this Agreement, shall be a reference to the agreement or instrument as varied, amended, modified, supplemented or replaced from time to time; (b) the terms "in writing" or "written" include printing, typewriting or facsimile transmission; (c) references to a statute shall be a reference to (i) such enactment as amended or reenacted from time to time and every statute that may be substituted therefor; and (ii) the regulations, bylaws or other subsidiary legislation made pursuant to such statute; (d) words importing the singular number only shall include the plural and vice versa, and words importing the use of any gender shall include all genders; (e) a reference to time shall, unless otherwise specified, refer to Mountain Standard Time or Mountain Daylight Savings Time during the respective intervals in which each is in force in Alberta; (f) "including", "includes" and like terms means "including without limitation" and "includes without limitation"; (g) the headings of Articles and Sections in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement; (h) the terms "this Agreement", "hereof", "hereunder" and similar expressions refer to this Agreement in its entirety and include any agreement supplemental hereto; and (i) unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement and references herein to Schedules are references to Schedules to this Agreement.

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1.3	Interpretation If Closing Does Not Occur

In the event that Closing does not occur, each provision of this Agreement which presumes that Purchaser has acquired the Assets shall be construed as having been contingent upon Closing having occurred.

1.4	Conflicts

If there is any conflict or inconsistency between a provision of the body of this Agreement and that of a Schedule or a conveyance document, the provision of the body of this Agreement shall prevail.

1.5	Schedules

The following Schedules are incorporated herein by reference and made a part of this Agreement:

Schedule "A"	-	Oilsands Rights and Encumbrances
Schedule "B"	-	Wells and Facilities
Schedule "C"	-	General Conveyance
Schedule "D"	-	Officer's Certificate
Schedule "E"	-	Form of Release

Article 2
PURCHASE AND SALE

2.1	Purchase and Sale

Upon the terms and subject to the conditions of this Agreement, at Closing, Vendor shall sell, assign, transfer, convey and set over to Purchaser, and Purchaser shall purchase from Vendor, the Assets for the Purchase Price.

2.2	Allocation of Purchase Price

The Purchase Price shall be allocated among the Assets as follows:

To Oilsands Rights:	$ ●
To Tangibles:	$ ●
To Miscellaneous Interests:	$ ●
TOTAL	$ ●

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2.3	Payment of Purchase Price

At the Closing, Purchaser shall pay to Vendor the amount of $ ●of the Purchase Price by wire transfer or solicitor’s trust cheque. The amount of $ ●of the Purchase Price shall be satisfied by release by Purchaser and Northern Alberta Oil Ltd. of claims in action numbers 0803 08969 and 1003 14659 in Alberta Court of Queen’s Bench, Edmonton Judicial Centre and discontinuance of such claims.

2.4	GST

(a)	The Purchase Price does not include GST. Purchaser and Vendor will make a joint election under section 167 of the GST Legislation so that GST will not be payable on the transfer of the Assets. The Parties will both execute the relevant GST form at Closing to effect such election. Purchaser will file that form with its GST return for the reporting period in which Closing occurs. Purchaser will provide Vendor with such supporting documentation as Vendor may reasonably request in order to confirm that such election has been made and properly filed. Purchaser will indemnify Vendor for the Vendor's Losses and Liabilities, including any penalties or interest, pertaining to any failure of Purchaser to file that election.

(b)	The Parties will cooperate to ensure that all reasonable steps are taken to minimize the net impact of any such taxes and the corresponding penalties and interest.

Article 3
ADJUSTMENTS

3.1	Costs and Revenues to be Apportioned

Except as otherwise provided in this Agreement, all costs and expenses relating to the Assets (including, without limitation, maintenance, development, capital and operating costs) shall be apportioned as of the Closing Date between Vendor and Purchaser on an accrual basis in accordance with generally accepted accounting principles, provided that:

(a)	costs and expenses of work done, services provided and goods supplied shall be deemed to accrue for the purposes of this Article when the work is done or the goods (other than inventory) or services are provided, regardless of when such costs and expenses become payable;

(b)	no adjustment shall be made in respect of any tax credits, drilling credits or other similar incentives; and

(c)	all rentals and similar payments in respect of the Leases or Surface Rights comprised in the Assets and all taxes (other than income taxes) levied with respect to the Assets or operations in respect thereof shall be apportioned between Vendor and Purchaser on a per diem basis as of the Effective Time.

Article 4
REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of Vendor

Vendor represents and warrants to Purchaser that, except for matters disclosed in the Schedules, and subject in all instances to the Permitted Encumbrances:

Regarding Vendor

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(a)	Organization and Standing: Vendor is a corporation, duly organized and valid and subsisting under the laws of Alberta;

(b)	Authorization, Execution and Enforceability: The execution, delivery and performance of this Agreement and the completion of the transactions contemplated hereby have been duly and validly authorized by any and all requisite corporate actions of Vendor. This Agreement does, and any and all other agreements executed and delivered by Vendor in connection herewith will, constitute valid and binding obligations of Vendor, enforceable against Vendor in accordance with their terms, subject to (i) bankruptcy, insolvency, fraudulent preference, reorganization or other laws affecting creditors' rights generally, and (ii) general principles of equity;

(c)	Execution of Documents: This Agreement has been duly executed and delivered by Vendor, when delivered to Purchaser, and all other documents (including the Conveyance) executed and delivered by Vendor pursuant hereto shall have been duly executed and delivered by Vendor;

(d)	No Conflict: The execution and delivery of this Agreement are not, and (provided that all required regulatory approvals are obtained and except for consents and approvals that will be delivered by Vendor at Closing and Customary Post Closing Consents) the completion of the transactions contemplated hereby in accordance with the terms of this Agreement will not be, in violation or breach of or in conflict with or require any consent, authorization or approval under:

(i)	any term or provision of the constating and governing documents of Vendor;

(ii)	any agreement, instrument, license, permit or other governmental authorization to which Vendor is a party or by which Vendor is bound; or

(iii)	Applicable Laws or any judgment, decree, order, statute, regulation, rule, or license applicable to Vendor or the Assets;

(e)	No Lawsuits or Claims: There are no material claims, proceedings, actions or lawsuits in existence, or to the knowledge of Vendor threatened or asserted, against or with respect to Vendor, the Assets or any interest therein or the interests of Vendor therein which would have a material adverse effect on the Assets or the value thereof or for which Purchaser would have any liability;

(f)	No Finder's Fee: Vendor has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of this Agreement or the transaction contemplated hereby for which Purchaser shall have any obligation or liability;

(g)	Residency: Vendor is not a "non-resident" of Canada for the purposes of the Income Tax Act;

Regarding the Assets

(h)	Quiet Enjoyment: Subject to the Permitted Encumbrances, those Title Defects waived or deemed to be waived by Purchaser, and to the rents, covenants, conditions and stipulations in the Leases and any agreements pertaining to the Lands, including the Title and Operating Documents, and on the lessee's or holder's part thereunder to be paid, performed and observed, Purchaser may enter into and upon, hold and enjoy the Leases for the residue of their respective terms and all renewals or extensions thereof for Purchaser's own use and benefit without any interruption of or by Vendor or any other Person whomsoever claiming by, through or under Vendor;

(i)	Title to Assets: Vendor does not warrant title to the Assets but does warrant that, Vendor's interests in the Assets are now and will be at the Closing Date, free and clear of all Encumbrances created by, through or under Vendor, except Permitted Encumbrances;

(j)	No Default Notices: Vendor has not received notice of default under any Applicable Law or the Title and Operating Documents other than from the Purchaser, which default remains outstanding as of the date hereof;

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(k)	Compliance with Agreements: Other than defaults which have been notified by Purchaser to Vendor, to Vendor's knowledge there has been no act or omission whereby Vendor is, or would be, in default under Applicable Law or any of the Title or Operating Documents, which default would be reasonably expected to have a material adverse effect on the value of the Assets;

(l)	Financial Commitments: There are no outstanding authorizations for expenditure or other financial commitments respecting the Assets, other than those issued by or payable to Purchaser, pursuant to which expenditures may be required by Vendor after the Closing Date, including any authority for expenditure respecting abandonment or Environmental Liabilities;

(m)	Taxes and Royalties: To Vendor's knowledge, all royalties and all ad valorem, property, production, severance and similar taxes and assessments based on or measured by Vendor's ownership of the Assets or the production of Oilsands Substances from the Lands or receipt of proceeds therefrom that are payable or remittable by Vendor and which accrued prior to the Effective Date or with respect to GST, which are remittable by Vendor prior to the Closing, have been properly paid and discharged or will be paid by Vendor in the manner and at the time prescribed by the Leases and the Regulations;

(n)	Environmental Matters: Vendor has not received:

(i)	any order or directive which relates to Environmental Liabilities and which requires any work, repairs, construction or capital expenditures with respect to the Assets which is outstanding as at the date hereof; or

(ii)	any demand or notice issued with respect to the breach of any Environmental law, statute, regulation, rule or order or any health or safety law relating to the Assets which demand or notice remains outstanding as at the date hereof; or

(iii)	notice of nor has knowledge of any claim by any party in respect of Environmental Liabilities;

(o)	No Reduction: Vendor's interests in the Assets are not subject to reduction, by farmout, reference to payout of a well or otherwise, through any right or interest granted by, through or under it of which it has knowledge, except for the Permitted Encumbrances or as otherwise expressly noted in Schedule "A";

(p)	Revenue: As at Closing, the revenue from the production of Oilsands Substances from the Assets will not be assigned or otherwise encumbered by Vendor;

(q)	Provision of Documents: Vendor will have provided or will make available to Purchaser prior to the Closing Date all Leases and Title and Operating Agreements or documents in its possession of which it is aware that may be or are reasonably believed to govern or affect the title of Vendor in and to the Assets or which will be the responsibility of Purchaser after Closing as a result of the transactions contemplated by this Agreement;

(r)	Area Of Mutual Interest: To Vendor's knowledge, none of the Lands are subject to an agreement which provides for an area of mutual interest or an area of exclusion, except as specifically identified in Schedule "A";

(s)	ROFRs: There are no Rights of First Refusal and Necessary Consents which relate to the Assets;

(t)	JIBs: At the Closing Date, except for the "Owed Amounts" as defined in Section 6.3(f), Vendor will have paid all joint interest billings relating to the Parties which are due and payable in accordance with the applicable Title and Operating Document to Purchaser and Third Parties;

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(u)	Accuracy of Data: To the knowledge of Vendor: (i) all documents furnished to Purchaser by Vendor, including, without limitation, all reports and analyses, are true and correct copies of documents contained in Vendor's files; and (ii) all lease operating expense information and data furnished by Vendor to Purchaser are true and correct in all material respects; provided that the representations and warranties contained in this Section 4.1(u) shall not be construed to be representations or warranties with respect to the accuracy of any estimates, forecasts or conclusions contained in any document, any such representations or warranties being expressly denied; and

(v)	Penalties: The Assets will not be subject to any penalties after the completion of the transactions contemplated by this Agreement.

4.2	Limitation of Representations and Warranties

(a)	Vendor makes no representations or warranties of any kind or nature, express or implied, at law or in equity except as expressly set forth in Section 4.1.

(b)	In acquiring the Assets, Purchaser acknowledges and confirms that except as expressly provided in this Agreement: (i) it will accept the Assets on the basis that the Assets are on an "as is-where is" basis without representation and warranty; (ii) it will have, by the Closing Date, performed its own due diligence and it has not relied on any data, information, statement or advice provided to Purchaser by Vendor, and (iii) in agreeing to enter into and to consummate the transactions contemplated hereby, it will have relied on its own inspections and evaluations of the Assets and the Environmental Liabilities.

4.3	Representations and Warranties of Purchaser

Purchaser represents and warrants to Vendor that:

(a)	Organization and Standing: Purchaser is a corporation, duly organized and validly subsisting under the laws of Alberta and is duly qualified to carry on business in the Province of Alberta, and to hold legal title to the Assets;

(b)	Authorization, Execution and Enforceability: The execution, delivery and performance of this Agreement and the completion of the transactions contemplated hereby have been duly and validly authorized by any and all requisite corporate actions of Purchaser. This Agreement does and any other agreements executed and delivered by Purchaser in connection herewith will constitute valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms, subject to (i) bankruptcy, insolvency, fraudulent preference, reorganization or other laws affecting creditors' rights generally, and (ii) general principles of equity;

(c)	No Conflict: The execution and delivery of this Agreement are not, and (provided that all required regulatory approvals are obtained and except for consents and approvals that will be delivered by Purchaser at Closing) the completion of the transactions contemplated hereby in accordance with the terms of this Agreement will not be, in violation or breach of or in conflict with or require any consent, authorization or approval under:

(i)	any term or provision of the constating and governing documents of Purchaser;

(ii)	any agreement, instrument, license, permit or other governmental authorization to which Purchaser is a party or by which such Purchaser is bound; or

(iii)	any judgment, decree, order, statute, regulation, rule, or license applicable to Purchaser;

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(d)	Residency: Purchaser is not a "non-Canadian" for the purposes of the Investment Canada Act and this transaction is not reviewable pursuant to the Investment Canada Act;

(e)	Qualification: Purchaser shall meet all qualification requirements of Governmental Authorities to take such transfers, including the License Transfers, and shall accede to, comply with and perform all requirements of such Governmental Authorities in connection therewith;

(f)	No Claims: There are no Claims (i) filed by, on behalf of, or against Purchaser, or (ii) imposed by any Governmental Authority or regulatory body, in either case, whether or not insured and which may adversely affect Purchaser or Purchaser's ability (financial or otherwise) to complete the transactions, contemplated by this Agreement.

(g)	Regulatory Approvals: Except for standard post-closing approvals, there are no regulatory approvals or rulings required to be obtained by such Purchaser in respect of the transactions contemplated by this Agreement; and

(h)	No Finder's Fee: Purchaser has not incurred any obligation or liability, contingent or otherwise, for broker's or finder's fees in respect of this Agreement or the transactions contemplated hereby for which Vendor shall have any obligation or liability.

4.4	Survival of Representations and Warranties

Except where a time is specified therein, the representations and warranties in this Article 4 shall be true and correct as of the date hereof and at the Closing Date, and such representations and warranties shall continue in full force and effect and shall survive the Closing for the Survival Period at which point in time they shall expire and be of no further force and effect.

Article 5
CONDITIONS OF CLOSING

5.1	Purchaser's Conditions

The obligation of Purchaser to purchase the Assets pursuant hereto is subject to the following conditions, which are for the exclusive benefit of Purchaser and may be waived in whole or in part by Purchaser by written notice to Vendor at or before Closing:

(a)	Representations and Warranties: The representations and warranties of Vendor in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date, and Vendor shall have delivered an officer's certificate in the form of Schedule "D" to that effect to Purchaser at Closing;

(b)	Compliance with Covenants: Vendor shall have performed or complied in all material respects with all of its obligations, covenants and agreements contained in this Agreement to be performed or complied with at or prior to Closing, and Vendor shall have delivered an officer's certificate in the form of Schedule "D" to that effect to Purchaser at Closing;

(c)	No Action or Proceeding: At the Closing Date, no Claim (excluding any Claim commenced by Purchaser or an affiliate of Purchaser) shall be pending before any court or Governmental Authority seeking to restrain or prohibit the transactions contemplated hereby or to obtain material damages or other relief from Purchaser in connection with the consummation of the transactions contemplated hereby;

(d)	Closing Deliveries: Vendor shall have complied with Section 6.3; and

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(e)	Consent and Release: Purchaser shall have received the written consent of Northern Alberta Oil Ltd. and Vendor to the discontinuance, without costs, of the Court of Queen's Bench, Judicial District of Edmonton, Action No. 0803-08969 and the written consent of Vendor and Northern Alberta Oil Ltd. to the discontinuance, without costs, of the Court of Queen's Bench, Judicial District of Edmonton, Action No. 1003-14659, and the executed release by Vendor in the form attached hereto as Schedule "E".

5.2	Vendor's Conditions

The obligation of Vendor to sell the Assets to Purchaser pursuant hereto is subject to the following conditions, which are for the exclusive benefit of Vendor and may be waived in whole or in part by Vendor by written notice to Purchaser at or before Closing:

(a)	Representations and Warranties: The representations and warranties of Purchaser in this Agreement shall be true and correct in all material respects as of the date hereof, at the Effective Time and as of the Closing Date, and Purchaser shall have delivered an officer's certificate in the form of Schedule "D" to that effect to Vendor at Closing;

(b)	Compliance with Covenants: Purchaser shall have performed or complied in all material respects with all of its obligations, covenants and agreements contained in this Agreement to be performed or complied with at or prior to Closing, and Purchaser shall have delivered an officer's certificate in the form of Schedule "D" to that effect to Vendor at Closing;

(c)	Tender: Purchaser shall have tendered or caused to be tendered to Vendor all amounts to be paid by Purchaser to Vendor at Closing pursuant to this Agreement in the form stipulated in this Agreement;

(d)	No Action or Proceeding: Except as set forth in Section 5.1(e), at the Closing Date, no Claim shall be pending before any court or Governmental Authority seeking to restrain or prohibit the transactions contemplated hereby or to obtain material damages or other relief from Vendor in connection with the consummation of the transactions contemplated hereby;

(e)	Closing Deliveries: Purchaser shall have complied with Section 6.4;

(f)	Purchaser Consent and Release: Vendor shall have received the written consent of Purchaser to the discontinuance, without costs, of the Court of Queen's Bench, Judicial District of Edmonton, Action No. 0803-08969, and the written consent of Purchaser to the discontinuance, without costs, of the Court of Queen's Bench, Judicial District of Edmonton, Action No. 1003-14659, and the executed release of Purchaser in the form attached hereto as Schedule "E".

5.3	Failure of a Condition

If a condition in Sections 5.1 or 5.2 has not been satisfied on or before the Closing Date and such condition has not been waived in writing by the Party for whose benefit such condition has been included herein, such Party may terminate this Agreement by written notice to the other Party prior to the Closing Date, provided that a Party shall not be permitted to exercise or purport to exercise any right of termination pursuant to this Section 5.3 if the event or circumstances giving rise to such right is due to a Default by such Party.

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Article 6
CLOSING

6.1	Place and Date of Closing

Closing shall take place at the Closing Place on the Closing Date if there has been satisfaction or waiver of the conditions of Closing herein contained.

6.2	Effective Time

Purchaser's assumption of the benefits, obligations and risks associated with the Assets will be effective as of the Effective Time, provided Closing occurs. However, possession of the Assets will not pass to Purchaser until Closing.

6.3	Vendor Deliveries at Closing

At Closing, Vendor shall deliver, or cause to be delivered, to Purchaser, the following:

(a)	a certified copy of a resolution of Vendor which authorizes the transfer and conveyance of the Assets as contemplated by this Agreement;

(b)	a certified copy of a special resolution of the shareholders of Vendor approving the sale of the Assets as contemplated by this Agreement;

(c)	a receipt for payment of the amounts payable to Vendor pursuant to Section 2.3;

(d)	except for Security Interests described in Section 6.3(e), Encumbrance Discharges, in form satisfactory to Purchaser acting reasonably, in respect of all Security Interests to the extent they encumber the Assets and to which Purchaser notifies Vendor a reasonable period of time prior to Closing (except to the extent such Security Interests are Permitted Encumbrances);

(e)	with respect to the Security Interests listed in Schedule "A", Vendor shall deliver confirmation from the secured parties that on payment of sums owing (the "Owed Amounts") by Vendor to such secured parties, no further sums shall be owing and Vendor shall deliver a direction to Purchaser to pay the Owed Amounts to the secured parties;

(f)	the Specific Conveyances referred to in Section 6.5 executed by Vendor;

(g)	an officer's certificate of Vendor in the form of Schedule "D";

(h)	the written consent of Vendor to the discontinuance, without costs, of the Court of Queen's Bench, Judicial District of Edmonton, Action Nos. 0803-08969 and 1003-14659 and the executed release of Vendor in the form attached hereto as Schedule "E";

(i)	the General Conveyance executed by Vendor; and

(j)	any other documents required to be delivered by Vendor to Purchaser at Closing pursuant to this Agreement.

6.4	Purchaser Deliveries at Closing

At Closing, Purchaser shall deliver, or cause to be delivered, to Vendor, the following:

(a)	a certified copy of a resolution of Purchaser which authorizes the purchase of the Assets as contemplated by this Agreement;

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(b)	the amounts payable by Purchaser at the Closing pursuant to Section 2.3;

(c)	the written consent of Purchaser to the discontinuance of the Court of Queen's Bench, Judicial District of Edmonton Action Nos. 0803-08969 and 1003-14659, on a without costs basis, and the executed release of Purchaser in the form attached hereto as Schedule "E";

(d)	an officer's certificate of Purchaser in the form of Schedule "D"; and

(e)	any other documents required to be delivered by Purchaser to Vendor at the Closing pursuant to this Agreement.

In addition, at Closing, Purchaser shall execute the General Conveyance and the Specific Conveyances tabled by Vendor pursuant to Section 6.3.

6.5	Specific Conveyances

(a)	Vendor shall prepare all necessary Specific Conveyances, including Permits, for pre-approval by Purchaser as to form and content at least one (1) Business Day prior to Closing and for delivery at Closing. Vendor shall prepare the Specific Conveyances at Vendor's cost, and none of the Specific Conveyances shall confer or impose upon a Party any greater rights or obligations than contemplated in this Agreement. It shall not be necessary for any Specific Conveyances to have been executed prior to or at Closing by Third Parties.

(b)	Promptly after Closing, and at Purchaser's cost, Purchaser shall deliver all Specific Conveyances to the appropriate Governmental Authorities and Third Parties in accordance with normal industry practices, and shall attend to the registration with the applicable Governmental Authorities of the Specific Conveyances that are in respect of Registered Interests. Purchaser and Vendor shall use all reasonable efforts so that, as soon as reasonably practicable following Closing, Purchaser is recognized by Third Parties as the holder of the Assets.

(c)	Subject to and without limiting Section 6.6, Purchaser shall bear all costs, fees and deposits of every nature and kind incurred (whether by Vendor or Purchaser) in registering any Specific Conveyances and registering any further assurances required to convey the Assets to Purchaser and/or Purchaser's Nominee, as the case may be.

6.6	License Transfers

(a)	Within one (1) Business Day prior to Closing, Vendor shall provide evidence to Purchaser that it has an account and is able to complete a transfer under the Alberta Department of Energy Electronic Transfer System. Purchaser shall prepare a final draft for the License Transfers and Vendor shall electronically ratify and sign such application.

(b)	Should any Governmental Authority deny the License Transfers because of mis-description or other minor deficiencies in the application Purchaser shall correct the application and re-submit an application for the License Transfers and Vendor shall or shall cause Vendor's nominee to, where applicable, electronically ratify and sign such application.

(c)	If, for any reason, a Governmental Authority requires a Party to make a deposit or furnish any other form of security in order to approve the License Transfers, such Party shall immediately either: (i) make such deposit; (ii) furnish such other form of security as the Governmental Authority requires; or (iii) cause an affiliate of the Party who has a Licensee Liability Rating of greater than one (1) to amend and re-submit the application for the License Transfers and electronically ratify and sign such application. Prior to Closing, Purchaser and Vendor shall supply each other with such information as may be required for each Party to assess and satisfy itself of the ability of the Parties to meet any such terms and conditions (including the posting of any security associated therewith) so as to enable the registration of such transfers with the appropriate regulatory authorities. Vendor acknowledges that the security posted with the ERCB under Directive 006 is owned as to 100% by the operator and Vendor has no entitlement to the security deposit.

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6.7	Title and Operating Documents

(a)	Vendor shall deliver or cause to be delivered to Purchaser within one (1) Business Day following Closing, the original copies of the Title and Operating Documents and the original copies of all records, documents, licenses, reports and data (including, to the extent available, electronic records) comprising the Miscellaneous Interests and that are in the possession or control of Vendor. Notwithstanding the foregoing, if and to the extent such contracts, agreements, records, documents, licenses, reports and data also pertain to interests other than the Assets, photocopies or other copies may be provided to Purchaser in lieu of original copies.

(b)	Vendor shall use reasonable commercial efforts to provide for the orderly transition of Assets to Purchaser.

Article 7
LIABILITIES AND INDEMNITIES

7.1	Vendor's Indemnities

Subject to Sections 7.5 and 7.6, Vendor shall:

(a)	be liable to Purchaser for all Losses and Liabilities it suffers, sustains, pays or incurs; and

(b)	indemnify and save Purchaser harmless from and against all Claims made against it;

insofar as such Losses, Liabilities and Claims are a direct result of any Vendor Default; provided that Vendor shall not be liable to, or be required to indemnify and save harmless, Purchaser pursuant to this Section 7.1 in respect of any Losses, Liabilities or Claims to the extent they result from a Purchaser Default or are caused by or result from the gross negligence or wilful misconduct of Purchaser.

7.2	Purchaser's Indemnities

Subject to Sections 7.5 and 7.6, Purchaser shall:

(a)	be liable to Vendor for all Losses and Liabilities it suffers, sustains, pays or incurs; and

(b)	indemnify and save harmless Vendor from and against all Claims made against it;

insofar as such Losses, Liabilities and Claims are a direct result of any Purchaser Default; provided that Purchaser shall not be liable to, or be required to indemnify and save harmless, Vendor pursuant to this Section 7.2 in respect of any Losses, Liabilities or Claims to the extent they result from a Vendor Default or they are caused by or result from the gross negligence or willful misconduct of Vendor.

7.3	Environmental Liabilities

Subject to Closing occurring, Purchaser hereby:

(a)	assumes and agrees to duly and punctually perform, pay and discharge;

(b)	agrees to be liable to Vendor for all Losses and Liabilities it suffers, sustains, pays or incurs in respect of; and

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(c)	agrees to indemnify and save harmless Vendor from and against all Claims made against it in respect of;

any and all past, present and future Environmental Liabilities, provided that Purchaser shall not be liable to, or required to indemnify and save harmless, Vendor pursuant to this Section 7.3 in respect of Losses, Liabilities or Claims to the extent they result from a breach of the representations and warranties set forth in Section 4.1(n) if Purchaser has given notice of such breach to Vendor pursuant to, and within the time set forth in, Section 7.5.

7.4	Future Obligations

Subject to Closing occurring and to Section 7.1, Purchaser hereby agrees to:

(a)	be liable to Vendor for all Losses and Liabilities it suffers, sustains, pays or incurs in respect of; and

(b)	indemnify and save harmless Vendor from and against all Claims made against it in respect of all obligations and Liabilities relating to the Assets that arise from or relate to acts, omissions, events or circumstances occurring after the Effective Time, including Losses, Liabilities and Claims arising from or related to operations conducted in respect of the Assets after the Effective Time.

7.5	Claims

No Claim under Sections 4.1 or 4.3 in respect of a representation or warranty of Vendor or Purchaser, as the case may be, shall be made or be enforceable by a Party, whether by legal proceedings or otherwise, unless written notice of such Claim, with reasonable particulars, is given by such Party to the Party against whom such Claim is to be made within the Survival Period. Similarly, no Claim in respect of any obligation, agreement or covenant of Vendor or Purchaser, as the case may be, that was to be performed prior to Closing, shall be made or be enforceable by a Party, whether by legal proceedings or otherwise, unless written notice of such Claim, with reasonable particulars is given by such Party to the Party against whom such Claim is to be made within twelve (12) months of the Closing Date. No Claim shall be made by a Party in respect of a Vendor Default or a Purchaser Default, as the case may be, except pursuant to this Article 7.

7.6	Consequential Damages

In no event shall a Party be liable in respect of the covenants, agreements, representations, warranties and indemnities contained in this Agreement or in any certificate, agreement or other document furnished pursuant to this Agreement for consequential, indirect or punitive damages (including loss of anticipated profits, business interruption or any special or incidental loss of any kind) suffered, sustained, paid or incurred by the other Party, provided that this Section 7.6 shall not preclude a Party from entitlement to indemnification for such Party's Liability to a Third Party for consequential, indirect or punitive damages which such Third Party suffers, sustains, pays or incurs.

Article 8
MAINTENANCE AND OPERATION OF THE ASSETS

8.1	Maintenance of Assets Until Closing

From the Effective Date until Closing, Vendor shall, to the extent that the nature of its interests permit, and subject to all agreements applicable to the Assets:

(a)	maintain the Assets in a proper and prudent manner in accordance with generally accepted oil and gas industry practices and, subject to Section 8.2, conduct or cause to be conducted such activities relative to the Assets as can reasonably be regarded as being in the ordinary course of business for Vendor;

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(b)	pay or cause to be paid all costs, expenses and other obligations (including, without limitation, royalties) relating to the Assets;

(c)	perform and comply with all material covenants and conditions contained in the Leases and all other agreements relating to the Assets; and

(d)	maintain until Closing any insurance it holds with respect to the Assets as of the execution date hereof;

however, Vendor shall have no responsibility to obtain additional insurance respecting the Assets during the period between the Effective Date and the Closing Date, except to the extent, if any, required by agreements with third parties to which the Assets are subject.

8.2	Conduct of Business

(a)	During the period from the date hereof until the Closing Date, Vendor shall not, without the prior written consent of Purchaser (except where failure to act would, in Vendor's reasonable opinion, have a reasonable likelihood of material damage or loss being caused to or occurring with respect to the Assets, either individually or as a whole):

(i)	voluntarily assume any obligation or commitment with respect to the Assets, unless and to the extent that Vendor reasonably determines that such expenditures or actions are necessary to protect, ensure life and safety or to preserve the Assets or title to the Assets, in which case Vendor shall promptly notify Purchaser of such intention or actions and Vendor's estimate of the costs and expenses associated therewith;

(ii)	surrender or abandon any of the Assets unless required pursuant to Applicable Laws;

(iii)	vote on any mail ballot or similar notice issued under the Title and Operating Agreements, or materially amend any agreement or enter into any new material agreements respecting the Assets or terminate any agreement unless required pursuant to the terms and conditions of such agreement except in the ordinary course of business;

(iv)	subject to Section 8.2(b), propose or initiate the exercise of any right (including bidding rights at Crown sales, rights under area of mutual interest provisions and rights of first refusal) or option relative to, or arising as a result of the ownership of, the Assets, or propose or initiate any operations with respect to the Assets which have not been commenced or committed to by Vendor as of the earlier of the date of this Agreement or the Effective Date, if such exercise or option would result in either a material obligation of Purchaser hereunder after the Effective Date or a material adverse effect on the value of any of the Assets;

(v)	sell, transfer or otherwise dispose of the Assets, or any of them; or

(vi)	grant a material security interest or any encumbrances with respect to any of the Assets, which interest does not arise in the ordinary course of business.

(b)	If an operation or the exercise of any right or option respecting the Assets is proposed in circumstances in which such operation or the exercise of such right or option would require the prior written consent of Purchaser pursuant to Section 8.2(a), the following provisions shall apply to such operation or the exercise of such right or option (hereinafter referred to in this Section 8.2(b) as the "Proposal"):

(i)	Vendor shall, within two (2) business days of Vendor's receipt or knowledge thereof (or such earlier time as may be required to accommodate a shorter time period for response by Purchaser under the applicable Proposal), promptly give notice of the Proposal to Purchaser, including with such notice the particulars of such Proposal in reasonable detail;

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(ii)	Purchaser shall, not later than twenty four (24) hours prior to the time Vendor is required to make its election with respect to the Proposal, advise Vendor, by notice, whether it wishes Vendor to exercise its rights with respect to the Proposal on behalf of Purchaser, provided that failure of Purchaser to make such election within such period shall be deemed to be an election by Purchaser to participate in the Proposal;

(iii)	Vendor shall make the election authorized by Purchaser with respect to the Proposal within the period during which Vendor may respond to the Proposal; and

(iv)	the election by Purchaser not to participate in any Proposal required to preserve the existence of any of the Assets shall not entitle Purchaser to any reduction of the Purchase Price if Vendor's interest therein is terminated or reduced as a result of such election, and such termination or reduction shall not constitute a breach of Vendor's representations and warranties pertaining to such Assets.

8.3	Interim Agency

(a)	Following Closing, Vendor shall hold its title to the Assets for Purchaser until all necessary notifications, registrations and other steps required to transfer such title to Purchaser have been completed, and Vendor shall represent Purchaser in all matters arising under the Title and Operating Agreements until Purchaser is substituted as a party thereto in the place of Vendor, whether by novation, notice of assignment or otherwise and, in furtherance thereof:

(i)	all payments relating to the Assets after the Closing Date received by Vendor pursuant to the Title and Operating Agreements shall be received and held by Vendor for Purchaser and Vendor shall remit such amounts to Purchaser in a timely fashion;

(ii)	Vendor shall in a timely fashion forward all statements, notices and other information received by it pursuant to the Title and Operating Agreements that pertain to the Assets to Purchaser following their receipt by Vendor;

(iii)	Vendor shall forward to Third Parties to the Title and Operating Agreements such notices and elections pursuant to the Title and Operating Agreements pertaining to the Assets as Purchaser may reasonably request, at Purchaser's direction and cost.

(b)	Following Closing, in any case where Purchaser must be novated into, or recognized as a party to, the Title and Operating Agreements, the following provisions shall apply with respect to those Assets until the novation has occurred:

(i)	Vendor shall maintain the Assets (including the Leases) on behalf of Purchaser at Purchaser's sole cost, risk and expense;

(ii)	Vendor shall not initiate any operation in respect of the Assets except upon the written instruction of Purchaser;

(iii)	Vendor shall, as soon as reasonably possible, provide to Purchaser all authorizations for expenditure, notices, specific information and other documents in respect of the Assets which it receives and shall respond to such authorizations for expenditure, notices, information and other documents pursuant to the written instructions of Purchaser, if received on a timely basis, provided that Vendor may (but shall not be obligated to) refuse to follow instructions which it reasonably believes to be unlawful or in conflict with an applicable contract;

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(iv)	Vendor shall cooperate and if requested by Purchaser, continue to administer and submit all required documents relative to ongoing applications and submissions filed with the ERCB and Alberta Department of Energy as may be required from time to time, that were in existence as of the Closing Date but not yet completed or approved, at Purchaser's sole cost.

8.4	Liability and Indemnity

Providing Closing occurs, Purchaser shall:

(a)	be liable to Vendor for all or any liabilities, losses, costs, penalties, fines, court costs, legal (on a solicitor and client basis), accountant and other professional expenses, claims or damages; and, in addition,

(b)	indemnify and hold Vendor harmless against any and all liabilities, costs, penalties, fines, court costs, legal (on a solicitor and client basis), accountant and other professional expenses, claims or damages;

incurred by Vendor or its directors, officers, servants, agents or employees as a result of Vendor acting as the agent of Purchaser pursuant to this Article, insofar as such liabilities, losses, costs, claims or damages are not a direct result of the gross negligence or willful misconduct of Vendor or its directors, officers, servants, agents or employees, including, without limitation, any and all third party costs incurred by Vendor. Notwithstanding the foregoing, Purchaser shall not be liable for, or obligated to indemnify Vendor for, (i) any fees or costs incurred by Vendor with respect to third party service providers unless Purchaser has provided prior written consent to such fees or costs, and (ii) any internal overhead amounts for time allocated to such matters.

An action or omission of Vendor or its directors, officers, servants, agents or employees shall not be regarded as gross negligence or willful misconduct, however, to the extent it was done or omitted to be done in accordance with the written instructions of or with the written concurrence of Purchaser.

Article 9
PRE-CLOSING MATTERS

9.1	Production of Documents

At all reasonable times from the date hereof until the Closing Date, Vendor shall make available to Purchaser and Purchaser's Representatives, subject to contractual restrictions of Third Parties relative to disclosure, in Vendor's offices in Calgary, such financial, operating and other information as Purchaser may reasonably request pertaining to the Assets and which are in Vendor's possession or control.

Article 10
GENERAL

10.1	Dispute Resolution

The Parties will attempt to resolve any dispute arising hereunder through consultation and negotiation in good faith. If those attempts fail, and the Parties agree to refer the dispute to binding arbitration for final resolution or if a provision of this Agreement provides that a dispute will be resolved by binding arbitration, the arbitration will be conducted in accordance with the provisions of the Arbitration Act (Alberta).

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10.2	Costs and Expenses

Except as specifically provided herein, all legal and other costs and expenses in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party that incurred the same.

10.3	Further Assurances

From time to time, as and when reasonably requested by either Party, the other Party shall execute and deliver or cause to be executed and delivered all such documents and instruments and shall take or cause to be taken all such further or other actions to implement or give effect to the transactions contemplated hereby, provided such documents, instruments or actions are consistent with the provisions of this Agreement and accepted industry practices. All such further documents, instruments or actions shall be delivered or taken at no additional consideration other than reimbursement of any expenses reasonably incurred by the Party providing such further documents or instruments or performing such further acts, by the Party at whose request such documents or instruments were delivered or acts performed.

10.4	No Merger

There shall not be any merger of any of the covenants, representations, warranties and indemnities contained in this Agreement in any of the Specific Conveyances or any other document or instruments delivered pursuant hereto, at or after Closing, notwithstanding any rule of law, equity or statute to the contrary and such rules are hereby waived. Each Party will have full right of substitution and subrogation in and to all covenants and warranties by Third Parties previously given or made in respect of the Assets or any part thereof to the extent the provisions of the contracts or other arrangements with the Third Parties so permit.

10.5	Entire Agreement

The provisions contained in any and all documents and agreements collateral hereto (including Specific Conveyances) shall at all times be read subject to the provisions of this Agreement and, in the event of conflict, the provisions of this Agreement shall prevail. This Agreement supersedes all other agreements, documents, writings and verbal understandings among the Parties relating to the subject matter hereof, other than the Confidentiality Agreement, and other than the Confidentiality Agreement, expresses the entire agreement of the Parties with respect to the subject matter hereof. In the event of a conflict between the terms of this Agreement and the terms of the Confidentiality Agreement, the terms of the Confidentiality Agreement shall govern to the extent of the conflict.

10.6	Governing Law

This Agreement shall, in all respects, be subject to, interpreted, construed and enforced in accordance with and under the laws of the Province of Alberta and the laws of Canada applicable therein and shall, in all respects, be treated as a contract made in the Province of Alberta. Except as provided in Section 10.1, the Parties irrevocably attorn and submit to the exclusive jurisdiction of the courts of the Province of Alberta and courts of appeal therefrom in respect of all matters arising out of or in connection with this Agreement.

10.7	Assignment

Prior to Closing, this Agreement may not be assigned by a Party without the prior written consent of the other Party, which consent may be unreasonably and arbitrarily withheld. This Agreement shall be binding upon and shall enure to the benefit of the Parties and their respective administrators, trustees, receivers, successors and permitted assigns. No Person other than the Parties and their successors and permitted assigns shall be entitled to any rights or benefits hereunder.

10.8	Time of Essence

Time shall be of the essence in this Agreement.

22

10.9	Notices

The addresses for service of the Parties shall be as follows:

Vendor:

Attention: ●

Purchaser:

Attention: ●

Any notice, communication and statement required, permitted or contemplated hereunder shall be in writing and sent by personal service or facsimile and shall be deemed received when delivery or reception of the transmission is complete except that, if such delivery or transmission is sent on a Saturday, Sunday or day when the receiving Party's office is not open for the regular conduct of business, or on or after 4:00 p.m., such notice or communication shall be deemed to be received on the next Business Day that such office is open for the regular conduct of business. A Party may from time to time change its address for service or its fax number or both by giving written notice of such change to the other Party at its above address.

10.10	Invalidity of Provisions

In case any of the provisions of this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

10.11	Waiver

Except as otherwise provided in this Agreement, no failure on the part of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any right or remedy in law or in equity or by statute or otherwise conferred. Except as otherwise provided in this Agreement, no waiver of any provision of this Agreement, including, this Section 10.11, shall be effective otherwise than by an instrument in writing dated subsequent to the date hereof, executed by a duly authorized representative of the Party making such waiver.

10.12	Amendment

Except as provided in Section 10.9, this Agreement shall not be varied in its terms or amended by oral agreement or otherwise other than by an instrument in writing dated subsequent to the date hereof, executed by a duly authorized representative of each Party.

10.13	Public Announcements

Except as required by law, neither Purchaser nor Vendor will make any press release or other public announcement respecting this Agreement and the purchase and sale of the Assets without the consent of the other Party.

23

10.14	Counterpart Execution

This Agreement may be executed by facsimile and in counterpart, no one copy of which need be executed by both Vendor and Purchaser, provided that any Party executing by facsimile shall promptly provide the other Party with an original of its signed execution page of this Agreement. A valid and binding contract shall arise if and when counterpart execution pages (including as may be delivered by facsimile) are executed and delivered by both Vendor and Purchaser.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.

DEEP WELL OIL & GAS (ALBERTA) LTD.		1132559 ALBERTA LTD.

Per:	/	Per:
	Name: Title:		Name: Title:

24

Schedule "A"

Oilsands Rights and encumbrances

DESCRIPTION OF ASSETS

Lease Number	1132559 Alberta Ltd. %

7403070365	10%

740307A365	10%

7403070367	10%

740307A367	10%

7403070368	10%

7404080870	10%

7404080871	10%

7404080872	10%

DESCRIPTION OF ENCUMBRANCES

DESCRIPTION OF ANY ENCUMBRANCES ENCUMBERING 1132559 INTEREST IN THE LANDS

1.	Security Agreement registered by Andora Energy Corporation and 1350826 Alberta Ltd. registered at Personal Property Registry, Registration No. 10072233376

2.	Land charge registered by Andora Energy Corporation and 1350826 Alberta Ltd. registered at Personal Property Registry, Registration No. 10072233405

Schedule "B"

Wells and Facilities

Surface Location	Well Licence	Well IDI	Well Name
01-36-091-13W5	0338653	1AA033109112W500	SRGG ET AL SAWN HZ 3-31-91-12
01-36-091-13W5	0338653	1AA033109112W502	SRGG ET AL SAWN HZ 3-31-91-12
04-32-091-12W5	0357592	100113209112W500	1AL ET AL HZ SAWN LAKE 11-32-91-12
04-32-091-12W5	0357592	100113209112W5/02	1AL ET AL HZ SAWN LAKE 11-32-91-12
07-30-091-12W5	0355506	100163009112W500	SIGNET ET AL SAWN LK 16-30-91-12
07-30-091-12W5	0355506	100163009112W502	SIGNET ET AL SAWN LK 16-30-91-12
12-14-092-13W5	0400614	100121409213W500	NORAB SAWN LK 12-14-92-13
09-16-092-13W5	0400617	100091609213W500	NORAB SAWN LK 9-16-92-13
06-22-092-13W5	0400615	102062209213W500	NORAB SAWN LK 6-22-92-13

Schedule "C"

general conveyance

This Agreement made ●, 2012.

BETWEEN:

1132559 ALBERTA LTD., a Corporation formed pursuant to the laws of the Province of Alberta (hereinafter referred to as "Vendor")

-and

DEEP WELL OIL & GAS (ALBERTA) LTD., a corporation formed pursuant to the laws of the Province of Alberta (hereinafter referred to as "Purchaser")

WHEREAS Vendor has agreed to sell and convey the Assets to Purchaser and Purchaser has agreed to purchase and receive the Assets from Vendor;

NOW THEREFORE for the consideration provided in the Purchase Agreement and in consideration of the premises hereto and the covenants and agreements hereinafter set forth and contained, the parties hereto covenant and agree as follows:

Definitions

In this General Conveyance including the premises hereto, "Purchase Agreement" means the agreement entitled "Asset Purchase and Sale Agreement" dated ●, 2012 and made between Vendor and Purchaser. In addition, the definitions provided for in the Purchase Agreement are adopted herein by this reference.

Conveyance

Pursuant to and for the consideration provided for in the Purchase Agreement, Vendor hereby sells, assigns, transfers, conveys and sets over to Purchaser the entire right, title, estate and interest of Vendor in and to the Assets, to have and to hold the same absolutely, together with all benefit and advantage to be derived therefrom.

Effective Date

Possession and beneficial ownership of the Assets shall pass from Vendor to Purchaser on the Closing Date. This General Conveyance shall be effective as of the Closing Date.

Subordinate Document

This General Conveyance is executed and delivered by the parties hereto pursuant to the Purchase Agreement and the provisions of the Purchase Agreement shall prevail in the event of a conflict between the provisions of the Purchase Agreement and the provisions of this General Conveyance.

Enurement

This General Conveyance shall be binding upon and shall enure to the benefit of each of the Parties hereto and their respective trustees, receivers, receiver-managers, successors and permitted assigns.

Further Assurances

Each party hereto will, from time to time and at all times hereafter, at the request of the other party but without further consideration, do all such further acts and execute and deliver all such further documents as shall be reasonably required in order to fully perform and carry out the terms hereof.

Time of Essence

Time shall be of the essence in this General Conveyance.

Governing Law

This General Conveyance shall be construed in accordance with and governed by the laws of the Province of Alberta.

Counterpart Execution

This General Conveyance may be executed in counterpart and by facsimile and all such executed counterparts together shall constitute one agreement.

IN WITNESS WHEREOF the parties hereto have executed this General Conveyance on the date first above written.

1132559 ALBERTA LTD	DEEP WELL OIL & GAS (ALBERTA) LTD.

Per:	Per:

Per:	Per:

2

Schedule "D"

Officer's Certificate

OFFICER'S CERTIFICATE OF
VENDOR/PURCHASER

To:	● ("Vendor")/("Purchaser")

Re:	Asset Purchase and Sale Agreement dated •, 2012 (the "Purchase Agreement") between [Vendor/Purchaser] and [Purchaser/Vendor]

I, ●, ● of [Vendor/Purchaser], hereby certify in my capacity as an officer of [Vendor/Purchaser] and not in my personal capacity that:

(a)	the representations and warranties of [Vendor/Purchaser] contained in Section [4.1/4.3] of the Purchase Agreement were true and correct in all material respects when made and are true and correct in all material respects as of the Closing Date; and

(b)	[Vendor/Purchaser] has performed and complied in all material respects with all of the obligations, covenants and agreements they agreed to perform or comply with at or prior to the Closing Date pursuant to the Purchase Agreement.

This Certificate is made with full knowledge that [Vendor/Purchaser] is relying on the same for the closing of the transactions contemplated by the Purchase Agreement.

Any capitalized terms not defined herein shall have the meanings accorded to those terms in the Purchase Agreement.

DATED at Calgary, Alberta this ___ day of _____________, 2012

●
per
Name: Title:

Schedule "E"

Form of Release

MUTUAL RELEASE AND SETTLEMENT AGREEMENT

EFFECTIVE this ● day of ●, 2012.

BETWEEN:

DEEP WELL OIL & GAS (ALBERTA) LTD. ("Deep Well Alberta")

AND

NORTHERN ALBERTA OIL LTD. ( "NAOL")

AND

1132559 ALBERTA LTD. ("113")

(collectively referred to herein as the "Parties")

WHEREAS on June 27, 2008, Deep Well Alberta and NAOL commenced Action No. 0803-08969 in the Court of Queen's Bench of Alberta in the Judicial District of Edmonton against 113 ("Action No. 1");

AND WHEREAS on August 30, 2010, Deep Well Alberta and NAOL commenced Action No. 1003¬14659 ("Action No. 2") in the Court of Queen's Bench of Alberta in the Judicial District of Edmonton against 113;

AND WHEREAS on July 25, 2008 and on September 23, 2010, 113 filed Statements of Defence to Actions Nos. 1 and 2 respectively;

AND WHEREAS, contemporaneously with the execution of this Mutual Release and Settlement Agreement, Deep Well Alberta and 113 are entering into Asset Purchase and Sale Agreement dated as of the date hereof (the "PSA");

AND WHEREAS, subject to the closing of the transactions contemplated by the PSA, Deep Well Alberta, NAOL and 113 hereby agree to fully and finally settle Action No. 1 and Action No. 2;

AND WHEREAS the closing date of the transactions contemplated by the PSA has been defined as •, 2012, or such other time and date as may be agreed upon in writing by Deep Well Alberta and 113 ("Closing");

NOW THEREFORE in consideration of the mutual covenants contained in this agreement (the "Agreement") and for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.	Contemporaneously with the execution of this Mutual Release and Settlement Agreement:

(a)	Deep Well Alberta shall execute a Discontinuance of Action for Action No. 1 and Action No. 2 in the forms attached hereto as Exhibits A and B;

(b)	NAOL shall execute a Discontinuance of Action for Action No. 1 and Action No. 2 in the forms attached hereto as Exhibits A and B;

(c)	113 shall consent to the Discontinuance of Action for Action No. 1 and Action No. 2 on a without costs basis in the forms attached hereto as Exhibits A and B;

All such Discontinuances and consents shall be held in trust by Parlee McLaws llp subject to Closing. Upon Closing occurring, Parlee McLaws llp shall cause all such Discontinuances to be filed with the Court of Queen's Bench of Alberta in the Judicial District of Edmonton, and shall provide filed copies thereof to each of the Parties.

2.	Subject to Closing occurring:

(a)	Deep Well Alberta and all of its affiliates, officers, directors, employees, shareholders, predecessors, successors in interest and assigns, do hereby irrevocably release, remise and forever discharge 113 and each of its affiliates, direct and indirect shareholders, partners and members, and all such persons' officers, directors, employees, agents, shareholders, partners, members, predecessors, successors in interest and assigns, from any and all claims, causes of action, actions, manner of actions, suits, debts, sums of money, dues, demands, damages, liabilities, duties, accounts, bonds, covenants, contracts, expenses, interest, fees and costs of any kind which they ever had, now have, or which may later appear or accrue, whether known or unknown, for those matters resulting from, arising out of or connected directly or indirectly with Action No. 1 and Action No. 2;

(b)	NAOL and all of its affiliates, officers, directors, employees, shareholders, predecessors, successors in interest and assigns, do hereby irrevocably release, remise and forever discharge 113, and each of its respective affiliates, direct and indirect shareholders, partners and members, and all such persons' officers, directors, employees, agents, shareholders, partners, members, predecessors, successors in interest and assigns, from any and all claims, causes of action, actions, manner of actions, suits, debts, sums of money, dues, demands, damages, liabilities, duties, accounts, bonds, covenants, contracts, expenses, interest, fees and costs of any kind which they ever had, now have, or which may later appear or accrue, whether known or unknown, for those matters resulting from, arising out of or connected directly or indirectly with Action No. 1 and Action No. 2; and

(c)	113 and all of its affiliates, officers, directors, employees, shareholders, predecessors, successors in interest and assigns, do hereby irrevocably release, remise and forever discharge Deep Well Alberta and NAOL, and each of their respective affiliates, direct and indirect shareholders, partners and members, and all such persons' officers, directors, employees, agents, shareholders, partners, members, predecessors, successors in interest and assigns, from any and all claims, causes of action, actions, manner of actions, suits, debts, sums of money, dues, demands, damages, liabilities, duties, accounts, bonds, covenants, contracts, expenses, interest, fees and costs of any kind which they ever had, now have, or which may later appear or accrue, whether known or unknown, for those matters resulting from, arising out of or connected directly or indirectly with Action No. 1 and Action No. 2 and the operations on the Lands (as defined in the PSA), including any matters arising under the joint operating agreement governing the Lands.

3.	This Mutual Release and Settlement Agreement, once executed by all Parties, shall be held in trust by Parlee McLaws llp subject to Closing. Upon Closing occurring, Parlee McLaws llp shall provide copies thereof to each of the Parties.

4.	Should Closing not occur by ●, 2012 or such other date as agreed to by Deep Well Alberta and 113 in writing, Parlee McLaws llp shall immediately return to each of the Parties hereto all documents held in trust for them under this Agreement.

5.	It is understood and agreed by all Parties that the covenants and mutual releases herein are not to be construed as an admission of liability on the part of each Party, by each of whom liability is expressly denied.

2

6.	None of the Parties shall make any claim or take any proceedings against any other person or corporation who might claim contribution or indemnity from the Parties to this Agreement for matters covered by this Agreement.

7.	The Parties acknowledge that this Agreement has been executed freely, voluntarily and without duress and that they have received such independent legal advice as they consider necessary in the circumstances.

8.	The Parties confirm that this Agreement contains the entire agreement between them, and that there are no representations, warranties, promises, covenants or undertakings other than those expressly set forth herein. This Agreement shall supersede any other previous understandings or agreements, whether oral or written.

9.	This settlement agreement shall be construed in accordance with the laws of the Province of Alberta and ally applicable federal laws.

10.	This Agreement may be executed and delivered by facsimile transmission and when so delivered, this Agreement shall be deemed to be an originally executed and delivered agreement and binding upon the Parties for all purposes as if originally executed and delivered. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

IN WITNESS WHEREOF the Parties have executed this Mutual Release and Settlement Agreement as of the date first written above.

DEEP WELL OIL & GAS (ALBERTA) LTD.		1132559 ALBERTA LTD.

per		per
	Name: Title:		Name: Title:

NORTHERN ALBERTA OIL LTD.

per
Name: Title:

3

EXHIBIT A

COURT FILE NUMBER	0803 08969	Clerk’s Stamp

COURT	COURT OF QUEEN’S BENCH OF ALBERTA

JUDICIAL CENTRE	EDMONTON

PLAINTIFFS	NORTHERN ALBERTA OIL LTD. and DEEP WELL OIL & GAS (ALBERTA) LTD.

DEFENDANT	1132559 ALBERTA LTD.

DOCUMENT	DISCONTINUANCE OF CLAIM

ADDRESS FOR SERVICE AND CONTACT INFORMATION OF PARTY FILING THIS DOCUMENT	Ogilvie LLP Suite 1400, 10303 Jasper Avenue Edmonton, AB T5J 3N6 Phone (780) 421-1818 Fax: (780) 429-4453 Attention: ● File No.: ●

The Plaintiff wholly discontinues the action against the Defendant pursuant to an agreement reached between the parties.

OGILVIE LLP
Per:
● Solicitor for the Plaintiff
CONSENTED to this ____ day of ___________, 2012. BORDEN LADNER GERVAIS LLP
Per:
● Solicitors for the Defendant

NOTE: If you discontinue the action/part of the action, the other party is entitled to costs unless the other party consents to discontinuance without costs (Rule 4.36(4)).
NOTE: The discontinuance of the action/part of the action may not be raised as a defence to any subsequent action for the same or substantially the same claim (Rule 4.36(5)).

COURT FILE NUMBER	1003 14659	Clerk’s Stamp

COURT	COURT OF QUEEN’S BENCH OF ALBERTA

JUDICIAL CENTRE	EDMONTON

PLAINTIFFS	NORTHERN ALBERTA OIL LTD. and DEEP WELL OIL & GAS (ALBERTA) LTD.

DEFENDANT	1132559 ALBERTA LTD.

DOCUMENT	DISCONTINUANCE OF CLAIM

ADDRESS FOR SERVICE AND CONTACT INFORMATION OF PARTY FILING THIS DOCUMENT	Ogilvie LLP Suite 1400, 10303 Jasper Avenue Edmonton, AB T5J 3N6 Phone (780) 421-1818 Fax: (780) 429-4453 Attention: ● File No.: ●

The Plaintiff wholly discontinues the action against the Defendant pursuant to an agreement reached between the parties.

OGILVIE LLP
Per:
● Solicitor for the Plaintiff
CONSENTED to this ____ day of ___________, 2012. BORDEN LADNER GERVAIS LLP
Per:
● Solicitors for the Defendant

NOTE: If you discontinue the action/part of the action, the other party is entitled to costs unless the other party consents to discontinuance without costs (Rule 4.36(4)).
NOTE: The discontinuance of the action/part of the action may not be raised as a defence to any subsequent action for the same or substantially the same claim (Rule 4.36(5)).